Exhibit 3.37

State of Delaware Secretary of State Division of Corporations Delivered 09:47 AM 01/23/2004 FILED 08:31 AM 01/23/2004 SRV 040048766 – 3670001 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LIBERTY PROPANE, L.P.

It is hereby certified that:

FIRST: The name of the limited partnership (hereinafter called the “partnership”) is:

LIBERTY PROPANE, L.P.

SECOND: Pursuant to the provisions of Section 17-202, Title 6, Delaware Code, the amendment to the Certificate of Limited partnership effected by this Certificate of Amendment is to change the address of the registered office of the partnership in the State of Delaware to 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and to change the name of the registered agent of the partnership in the State of Delaware at the said address to Corporation Service Company.

The undersigned, a general partner of the partnership, executes this Certificate of Amendment on January 20, 2004.

/s/ Tom D. Wippman
Name: Tom D. Wippman
Capacity: Authorized Person on behalf of: Liberty Propane, LLC General Partner